Exhibit 99.3

August 10, 2026

Personal & Confidential

FIRST AMENDMENT TO INDEPENDENT CONTRACTOR AGREEMENT

RECITALS:

1.	The Company (as deﬁned below) and the Contractor (as deﬁned below) entered into an Independent Contractor Agreement dated May 1, 2026 (the “Original Date”) as an original agreement (the “Original Agreement”).

2.	The Company and the Contractor wish to amend to the Original Agreement in the manner contemplated herein.

This First Addendum to Independent Contractor Agreement (this “Agreement”) is made as of August 10, 2026 (the “First Addendum Eﬀective Date”) by and between NAQI LOGIX INC. (the “Company”), a corporation existing under the Business Corporations Act (British Columbia) (the “Act”), and ALY SIDI (the “Contractor”).

In consideration of the mutual covenants and representations set forth below, the Company and the Contractor agree as follows:

1)	SECTION 1. TERM OF AGREEMENT

(a)	The term of this Agreement shall be for the period commencing on the “First Amendment Effective Date” and shall continue on a month-to-month basis from the effective date unless terminated earlier in accordance with the provisions contained herein. Reference to “Term” in this Agreement shall include any mutually agreed period of renewal or extension.

2)	SECTION 3. FEES

a)	In consideration of the Services provided, the Company shall pay to the Contractor a fee of $12,000 USD per month (the “Fee”) where such payments will be made within 30 days following receipt by the Company of an invoice prepared by the Contractor detailing the extent of Services provided. The Contractor agrees to clearly reference the applicable GST registration number on all such invoices provided to the Company.

3)	SCHEDULE	A – SERVICES TO BE PROVIDED to be amended and further include as follows:

Reporting to the CEO, the Contractor’s role title will no longer be that of a Solutions Architect and will as of the “First Addendum Eﬀective Date” provide consulting expertise and advice as the Chief Technical Officer (CTO) for the Company.

In addition to the existing “Expectations:” the Contractor will:

●	Provide leadership on the Company’s technical vision and product development strategy ensuring alignment with business objectives.

●	Lead, mentor, and inspire the technical team to ensure projects are completed on time, within budget, and meet quality standards.

All other provisions of the original Agreement dated May 1, 2026 shall remain in effect.

EXECUTION AND DELIVERY:

This Addendum may be executed in counterparts and by means of facsimile, portable document format (PDF), electronic signature or other transmission method, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS OF WHICH the parties have duly executed this Agreement.

NAQI LOGIX INC.		ALY SIDI

By:		By:
	Mark Godsy, CEO		Aly Sidi, Principal